UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 11, 2013

CombiMatrix Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33523	47-0899439
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

310 Goddard, Suite 150
Irvine, CA 92618

(Address of principal executive offices, including zip code)

(949) 753-0624

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Item 3.01                                           Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 11, 2013, CombiMatrix Corporation (the “Company”) received written notice (the “Notice”) from the NASDAQ Stock Market indicating that the Company is no longer in compliance with the minimum stockholders’ equity requirement for continued listing on the NASDAQ Capital Market. NASDAQ Capital Market Listing Rule 5550(b)(1) (the “Listing Rule”) requires registrants to maintain a minimum of $2,500,000 in stockholders equity unless the registrant has met one of the alternative standards of market value of listed securities or net income from continuing operations. In the Company’s Form 8-K filed on February 27, 2013, the Company reported stockholders’ equity of negative $1,119,000 for the period ended December 31, 2012. As such, the Company is currently not in compliance with the Listing Rule due to its $3,619,000 shortfall in stockholders’ equity noted. The Notice has no immediate effect on the listing of the Company’s common stock.

In the Notice, NASDAQ requested the Company to provide its plan to regain compliance with the continued listing requirements before April 25, 2013. If NASDAQ accepts the plan, it can grant the Company an additional 180 days from the date of the Notice for the Company to evidence compliance with the Listing Rule. If NASDAQ does not accept the plan, the Company will have the opportunity to appeal any delisting decision to a NASDAQ Listings Qualifications Panel. The Company is currently evaluating various alternative courses of action to regain compliance, and the Company intends to submit a plan with NASDAQ before April 25, 2013 to maintain its NASDAQ listing. The Company is working diligently to regain compliance with the Listing Rule.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMBIMATRIX CORPORATION

Dated:	March 11, 2013	By:	/s/ SCOTT R. BURELL
Scott R. Burell, Chief Financial Officer